Exhibit 3.2

ARTICLES OF AMENDMENT TO

RESTATED AND AMENDED ARTICLES

OF INCORPORATION

OF

ROCK-TENN COMPANY

I.

The name of the corporation is Rock-Tenn Company (the “Corporation”).

II.

The amendments to the Restated and Amended Articles of Incorporation of the Corporation are as follows:

(a) The first sentence of Article II, paragraph (a) of the Restated and Amended Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The total number of shares of all classes of stock that the Corporation is authorized to issue is 285,000,000 shares, consisting of 175,000,000 shares of Class A Common Stock, par value $.01 per share (“Class A Common”), 60,000,000 shares of Class B Common Stock, par value $.01 per share (“Class B Common”), and 50,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).”

(b) The third sentence of Article II, paragraph (a) of the Restated and Amended Articles of Incorporation of the Corporation is hereby deleted in its entirety.

(c) Article II, paragraph (c) of the Restated and Amended Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“(c) Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Secretary of State of the State of Georgia as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to the maximum extent permitted by law to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(i) the dividend rate, if any, on shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund, and the terms and amount of such sinking fund;

(iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or other securities and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.”

III.

The amendments set forth above were adopted and approved by the Board of Directors of the Corporation on December 14, 1993.

IV.

The amendments set forth above were duly approved by the shareholders of the Corporation in accordance with Section 14-2-1003 of the Georgia Business Corporation Code on February 9, 1994.

IN WITNESS WHEREOF, these Articles of Amendment have been signed as of this 9th day of February, 1994.

ROCK-TENN COMPANY

By:	/s/ Bradley Currey, Jr.
Bradley Currey, Jr. Chairman, President and Chief Executive Officer